EXHIBIT 23.1
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                     INDEPENDENT AUDITORS' CONSENT
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The Board of Trustees
AMLI Residential Properties Trust:


We consent to the use of our report dated February 3, 2003, with respect to the consolidated balance sheets of AMLI Residential Properties Trust as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, our report dated November 19, 2003 with respect to the historical statement of revenue in excess of certain expenses of AMLI at Danada Farms for the year ended December 31, 2002, our report dated November 19, 2003 with respect to the combined historical statement of revenue in excess of certain expenses of the Communities Acquired from Prudential Insurance Company of America in 2003 for the year ended December 31, 2002, and our report dated November 19, 2003 with respect to the combined historical statement of revenue in excess of certain expenses of the Communities Acquired from Endowment Realty Investors in 2003 for the year ended December 31, 2002, all incorporated herein by reference and to the reference to our firm under the heading "Experts" in this registration statement on Form S-3. Our reports dated November 19, 2003 each include a paragraph that states that the historical statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the revenue and expenses of AMLI at Danada Farms, Communities Acquired from Prudential Insurance Company of America in 2003, or Communities Acquired from Endowment Realty Investors in 2003.




                                  /s/  KPMG LLP


Chicago, Illinois
November 21, 2003